Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012

SAN JUAN, Puerto Rico – July 31, 2012 – First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $9.4 million for the second quarter of 2012, or $0.05 per diluted share, an improvement compared to a net loss of $13.2 million, or $0.06 loss per diluted share, for the first quarter of 2012 and a net loss of $14.9 million, or $1.04 loss per diluted share for the second quarter of 2011. The net loss for the six-month period ended June 30, 2012 was $3.8 million, or $0.02 loss per diluted share, compared to a net loss of $43.3 million, or $2.71 loss per diluted share for the same period in 2011.

2012 Second Quarter Highlights Compared with 2012 First Quarter:

•	Net income of $9.4 million is the first profit for a quarter since the 2009 first quarter.

•	Growth in Net Interest Income and Margin:

•	Net interest income, excluding fair value adjustments of $0.5 million, increased by $6.6 million.

•	Net interest margin, excluding fair value adjustments, increased by 24 basis points to 3.44%.

•	Provision for loan and lease losses of $24.9 million, down $11.3 million.

•	Stable non-performing assets levels:

•	Total non-performing assets decreased by $24.2 million.

•	The level of non-performing loans decreased for the ninth consecutive quarter, declining by $53.7 million from the previous quarter to $1.07 billion.

•	Inflows of loans into non-performing status declined by $18.5 million, or 15% from the previous quarter.

•	Increase of $5.5 million in Non-interest income:

•	Non-cash charge associated with the equity in losses of unconsolidated entities of $2.5 million, compared to losses of $6.2 million in the first quarter of 2012.

•	Interchange and other related fees of $1.0 million earned on the newly acquired credit cards portfolio.

•	Increase of $1.7 million in Non-Interest Expenses led by higher losses on real estate owned (REO) operations and credit card processing expenses.

•	Strong capital position:

•

Total capital, Tier 1 capital and Leverage ratios of the Corporation of 17.30%,15.98% and 12.51%, respectively, as of June 30, 2012 compared to 17.36%, 16.04% and 12.31%, respectively, as of March 31, 2012.

•

Total capital, Tier 1 capital and Leverage ratios of the Corporation’s wholly owned banking subsidiary, FirstBank of 16.80%, 15.48% and 12.13%, respectively, as of June 30, 2012 compared to 16.83%, 15.50%, and 11.91%, respectively, as of March 31, 2012.

•	13.12% Tier 1 common risk-based capital ratio as of June 30, 2012, compared to 13.14% as of March 31, 2012.

•	10.29% tangible common equity ratio as of June 30, 2012, compared to 10.20% as of March 31, 2012.

•	Growth of $147.7 million, or 2%, in total deposits, excluding brokered certificates of deposit (CDs), while brokered CDs decreased by $155.8 million, or 4%.

•	Re-entered the credit card business with the acquisition of an approximate $406 million portfolio of First Bank-branded credit card accounts from FIA Card Services.

•	Strong loan originations amounted to $838 million for the second quarter.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 2 of 30

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are very pleased to report our first quarterly profit in over three years. We are encouraged by the improvements achieved which reflect the prudent and proactive strategies that we have employed, and demonstrate the commitment of the management team and the progress in the execution of our plan to return to profitability. This plan includes the expansion of our products mix, improvement on net interest margin, reduction of our risk profile, and improvements in the quality of earnings and operating metrics.

Over the past twelve months we have focused on the execution of our strategic plan and have achieved significant milestones; Pre-tax, pre-provision income up 26% from the same quarter last year, Net Interest Margin at 3.44% is up significantly from 2.64% last year, Non-brokered deposits up 10% from last year, Loan originations (excluding the credit card transaction) up from a year ago, Non-performing Assets down 6% from a year ago, and Net charge offs down 35% from the same quarter a year ago.

Our improved performance this quarter reflects lower estimated credit losses on the commercial and construction loan portfolios and our focus on more profitable and diversified banking activities. Improvements in the funding mix through growth in lower cost deposits and deposit pricing strategies continued to impact net interest income and margin favorably. Our strategies to increase non-brokered deposits were successful, as these grew by $147.7 million during the second quarter. Increased loan origination activity also added to our revenues growth opportunities. The acquisition of the $406 million credit card portfolio of approximately 140,000 active First Bank branded credit card accounts was a significant contributor to our improvement in net interest income, non-interest income and efficiency ratios, and provides additional cross sell opportunities for our continued organic core deposit growth.

Many of our credit quality performance metrics remain stable; nevertheless, non-performing asset levels remain elevated and continue to be a challenge in the current economic environment. Improving asset quality continues to be our first priority.”

Mr. Alemán stated further: “Our capital levels continue to be strong and we will continue to execute our strategic plan, as we did during the first half of the year, by making selective investments in initiatives to achieve consistent, profitable growth in quarters and years to come. We will remain disciplined in our pricing of loans and deposits, and will stay focused on increasing customer cross-sell and work to improve our credit quality, risk profile and operating efficiency. Disciplined management of capital in order to generate an appropriate return to our stockholders is our priority.”

The following table provides details with respect to the calculation of the earnings (loss) per common share for the quarters ended June 30, 2012, March 31, 2012 and June 30, 2011 and for the six-month periods ended June 30, 2012 and June 30, 2011:

(In thousands, except per share information)	Quarter Ended			Six-month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Net income (loss)	$9,356	$(13,182)	$(14,924)	$(3,826)	$(43,344)
Cumulative convertible preferred stock dividend (Series G)	—	—	(5,302)	—	(10,604)
Preferred stock discount accretion (Series G)	—	—	(1,979)	—	(3,694)

Net income (loss) attributable to common stockholders	$9,356	$(13,182)	$(22,205)	$(3,826)	$(57,642)

Average common shares outstanding	205,415	205,217	21,303	205,316	21,303
Average potential common shares	537	—	—	—	—

Average common shares outstanding - assuming dilution	205,952	205,217	21,303	205,316	21,303

Basic earnings (loss) per common share	$0.05	$(0.06)	$(1.04)	$(0.02)	$(2.71)

Diluted earnings (loss) per common share	$0.05	$(0.06)	$(1.04)	$(0.02)	$(2.71)

This press release includes certain non-GAAP financial measures and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 3 of 30

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives and liabilities measured at fair value and equity in earnings or losses of unconsolidated entities. In addition, from time to time, earnings are adjusted for items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts (see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation” for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $37.9 million in the 2012 second quarter, up from $34.8 million in the prior quarter:

Pre-Tax, Pre-Provision Income

(Dollars in thousands)	Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Income (loss) before income taxes	$10,901	$(11,049)	$(14,600)	$(21,158)	$(12,318)
Add: Provision for loan and lease losses	24,884	36,197	41,987	46,446	59,184
Less: Net loss (gain) on sale and OTTI of investment securities	143	1,207	1,014	(12,156)	(21,342)
Add: Unrealized (gain) loss on derivatives instruments and liabilities measured at fair value	(506)	(283)	1,746	2,555	1,162
Add: Contingency adjustment - tax credits	—	2,489	—	—	—
Add: Loss on early extinguishment of borrowings	—	—	—	9,012	1,823
Add: Equity in losses (earnings) of unconsolidated entities	2,491	6,236	(1,666)	4,357	1,536

Adjusted Pre-tax, pre-provision income (1)	$37,913	$34,797	$28,482	$29,056	$30,045

Change from most recent prior quarter - amount	$3,116	$6,315	$(574)	$(989)	$(11,920)
Change from most recent prior quarter - percent	9.0%	22.2%	-2.0%	-3.3%	-28.4%

(1)	See “Basis of Presentation” for definition.

As discussed in the sections that follow, the increase in pre-tax, pre-provision income from the 2012 first quarter primarily reflected: (i) an increase of $6.6 million in net interest income, excluding fair value adjustments of $0.5 million, and (ii) interchange income and other related fees of $1.0 million earned on the recently acquired credit card portfolio from FIA Card Services (FIA). Partially offsetting these increases was a $4.2 million increase in non-interest expenses, excluding a tax-credit contingency adjustment of $2.5 million recorded in the first quarter, led by higher losses on REO operations and credit card processing expenses. This increase reflects higher write-downs to the value of REO properties, increased operational costs attributable to a larger inventory and the impact in the previous quarter of a $1.3 million gain realized on the sale of certain REO commercial properties. Higher marketing expenses and accrued costs related to the administration of the credit card portfolio and related rewards program also contributed to the increase in non-interest expenses. As economic conditions improve and management continues to focus on the execution of its strategic plan, we should start to see a consistent positive trend in pre-tax, pre-provision income. We see opportunities in the second half of 2012 for expansion of net interest margin, through the growth of our consumer portfolio and proper management of deposit growth.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 4 of 30

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(dollars in thousands)
	Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net Interest Income (in thousands)
Interest Income - GAAP	$153,652	$152,107	$156,752	$158,542	$163,418
Unrealized loss (gain) on derivative instruments	33	(332)	(246)	954	1,185

Interest income excluding valuations	153,685	151,775	156,506	159,496	164,603
Tax-equivalent adjustment	1,634	1,741	1,456	1,521	1,504

Interest income on a tax-equivalent basis excluding valuations	155,319	153,516	157,962	161,017	166,107

Interest Expense - GAAP	44,947	50,241	58,209	64,287	68,983
Unrealized gain (loss) on derivative instruments and liabilities measured at fair value	539	(49)	(1,992)	(1,601)	23

Interest expense excluding valuations	45,486	50,192	56,217	62,686	69,006

Net interest income - GAAP	$108,705	$101,866	$98,543	$94,255	$94,435

Net interest income excluding valuations	$108,199	$101,583	$100,289	$96,810	$95,597

Net interest income on a tax-equivalent basis excluding valuations	$109,833	$103,324	$101,745	$98,331	$97,101

Average Balances (in thousands)
Loans and leases	$10,183,229	$10,389,246	$10,637,523	$10,832,426	$10,997,295
Total securities and other short-term investments	2,450,198	2,397,918	2,665,918	2,787,708	3,550,743

Average Interest-Earning Assets	$12,633,427	$12,787,164	$13,303,441	$13,620,134	$14,548,038

Average Interest-Bearing Liabilities	$10,577,054	$10,725,162	$11,255,725	$11,944,454	$12,809,375

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.89%	4.78%	4.67%	4.62%	4.51%
Average rate on interest-bearing liabilities - GAAP	1.71%	1.88%	2.05%	2.14%	2.16%

Net interest spread - GAAP	3.18%	2.90%	2.62%	2.48%	2.35%

Net interest margin - GAAP	3.46%	3.20%	2.94%	2.75%	2.60%

Average yield on interest-earning assets excluding valuations	4.89%	4.77%	4.67%	4.65%	4.54%
Average rate on interest-bearing liabilities excluding valuations	1.73%	1.88%	1.98%	2.08%	2.16%

Net interest spread excluding valuations	3.16%	2.89%	2.69%	2.57%	2.38%

Net interest margin excluding valuations	3.44%	3.20%	2.99%	2.82%	2.64%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.94%	4.83%	4.71%	4.69%	4.58%
Average rate on interest-bearing liabilities excluding valuations	1.73%	1.88%	1.98%	2.08%	2.16%

Net interest spread on a tax-equivalent basis and excluding valuations	3.21%	2.95%	2.73%	2.61%	2.42%

Net interest margin on a tax-equivalent basis and excluding valuations	3.50%	3.25%	3.03%	2.86%	2.68%

Net interest income, excluding valuations, increased $6.6 million when compared to the first quarter of 2012 driven by the purchase in late May of approximately $406 million of consumer credit cards and further reductions in the overall cost of funding. The acquisition of the credit card portfolio from FIA increased the average balance of consumer loans by approximately $125.7 million and contributed $6.2 million to interest income, including $0.7 million related to the discount accretion recorded as an adjustment to the yield of the purchased portfolio. As this purchase was the main driver for the 12 basis points increase in the yield on total earning assets, the improvement in net interest margin of 24 basis points to 3.44% was also derived from a reduction in the overall cost of funding, achieved through lower deposit pricing and the maturity and prepayment of some high-cost borrowings. Low market interest rates, diligence in managing deposit pricing and an improved deposit mix resulted in the second quarter cost of interest-bearing deposits declining 13 basis points in comparison to the previous quarter. The average rate paid on non-brokered deposits, including interest-bearing checking accounts, savings and retail certificates of deposit (CDs), declined by 12 basis points to 1.13% during the second quarter of 2012 while the average volume increased by $114.0 million. The Corporation continued with its planned reduction of brokered CDs, which decreased by $163.1 million in average balances. These factors combined with the maturity of a $100 million repurchase agreement that carried a cost of 4.38%, the maturity of a $40 million public fund CD that carried a cost of 4.66% and the prepayment of a $15.4 million medium-term note that carried a cost of 6%, resulted in a 15 basis points reduction in the overall cost of funding. Further reductions in interest expense and the average cost of funds could be realized during 2012, as maturing brokered CDs and advances are renewed at lower current rates.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 5 of 30

The benefit derived from the lower cost of funds and the credit card portfolio was partially offset by: (i) the reduction in the average balance of commercial loans due to significant loans paid-off and repayments and (ii) lower yields on investment securities attributed to calls of $92 million of Puerto Rico government obligations with an average yield of 5.22% not reinvested and maintained in low-yielding cash balances. In addition the decrease in interest income from residential mortgages was driven by the partial reversal of $0.5 million of interest receivable on delinquent residential mortgage loans insured by the Federal Housing Administration (FHA) or guaranteed by the Veterans Administration (VA).

Provision for Loan and Lease Losses

The provision for loan and lease losses for the second quarter of 2012 was $24.9 million, down $11.3 million from the first quarter 2012 provision. The decline in the provision reflected primarily a lower provision for commercial and industrial (“C&I”) and construction loans due to reduced charges to the specific reserve of certain collateral dependent loans, the overall decrease in the size of these portfolios and the improvement in the cumulative charge-off history used for the general reserve determination. The current quarter’s provision for loan and lease losses was $26.8 million less than total net charge-offs, as approximately 67% of charge-offs for commercial and construction loans were against previously established specific reserves and did not require additional provisions (see “Credit Quality” section below for a full discussion.)

Non-Interest Income

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2012	2012	2011	2011	2011

Other service charges	$1,226	$1,519	$2,116	$1,485	$1,456
Service charges on deposit accounts	3,240	3,247	2,988	3,098	3,054
Mortgage banking activities	4,057	4,475	3,717	3,676	9,336
(Loss) gain on sale of investments, net of impairments	(143)	(1,207)	(1,014)	12,156	21,342
Broker-dealer income	1,347	1,263	381	173	783
Other operating income	6,786	5,414	4,816	6,745	6,250
Loss on early extinguishment of borrowings	—	—	—	(9,012)	(1,823)
Equity in (losses) earnings of unconsolidated entities	(2,491)	(6,236)	1,666	(4,357)	(1,536)

Non-interest income	$14,022	$8,475	$14,670	$13,964	$38,862

Non-interest income increased $5.5 million from the 2012 first quarter primarily due to:

•

Non-cash charges associated with the equity in losses of unconsolidated entities of approximately $2.5 million recorded in the second quarter, a variance of $3.7 million compared to $6.2 million for the first quarter of 2012. This non-cash adjustment mainly relates to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank in 2011. The Bank holds a 35% subordinated ownership interest in CPG/GS.

•	Lower other-than-temporary impairment charge (OTTI) on private label mortgage-backed securities, a variance of $1.1 million.

•

Interchange revenues and other related fees of $1.0 million earned on the $406 million credit card portfolio purchased in May and the impact in the previous quarter of a $0.3 million loss realized on the sale of a vacant parcel of land, both included as part of “other operating income” in the table above.

These variances were partially offset by a $0.4 million decrease in revenues from mortgage banking activities driven by a $0.4 million adjustment to the carrying value of servicing assets related to repurchased delinquent FHA/VA insured loans and higher temporary impairments of servicing assets. Nevertheless revenues from sales and securitizations of mortgage loans increased by $0.3 million.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 6 of 30

Non-Interest Expenses

	Quarter Ended
(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Employees’ compensation and benefits	$31,101	$31,611	$29,254	$29,375	$29,407
Occupancy and equipment	15,181	15,676	15,603	15,468	15,603
Deposit insurance premium	11,982	11,987	12,411	13,602	14,125
Other taxes, insurance and supervisory fees	4,755	4,437	4,332	4,859	3,557
Professional fees	5,322	5,179	4,692	5,983	6,072
Business promotion	3,475	2,547	3,482	2,509	3,628
Net loss on REO operations	6,786	3,443	8,602	4,952	5,971
Other	8,340	10,313	7,450	6,183	8,068

Total	$86,942	$85,193	$85,826	$82,931	$86,431

Non-interest expenses increased $1.7 million to $86.9 million in the second quarter of 2012 compared to the first quarter of 2012, substantially related to:

•

A $3.3 million increase in losses from REO activities, reflecting higher write-downs to the value of REO properties, an increase of $1.7 million, and higher operational costs attributable to a larger inventory, an increase of $0.8 million. In addition, the variance reflects the impact in the previous quarter of a $1.3 million gain realized on the sale of certain commercial REO properties.

•	A $0.9 million increase in business promotion expenses, mainly due to higher marketing activities and expenses related to the credit card portfolio rewards program.

•

An aggregate increase of $0.7 million in expenses related to the interim servicing of the credit card portfolio and the amortization of the Purchase Credit Card Relationship intangible recognized upon the acquisition of the credit cards portfolio, both included as part of “Other expenses” in the table above.

Partially offset by:

•

The impact in the previous quarter of a $2.5 million non-recurring charge associated with a contingency adjustment related to the collectibility of certain tax credits, included as part of “Other expenses” in the table above.

•	A $0.5 million decrease in employees’ compensation and benefits expenses, reflecting lower payroll taxes and bonus expenses.

•	A $0.5 million decrease in occupancy and equipment expenses driven by a reduction in the depreciation expense from assets which became fully depreciated in the latter part of the previous quarter.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 7 of 30

Income Taxes

The income tax expense for the second quarter of 2012 amounted to $1.5 million compared to an income tax expense of $2.1 million for the first quarter of 2012, a variance driven by lower taxable income of profitable subsidiaries. As of June 30, 2012, the deferred tax asset, net of a valuation allowance of $366.9 million, amounted to $4.7 million compared to $4.9 million as of March 31, 2012. The Corporation continued to increase the valuation allowance related to deferred tax assets created in connection with the operations of its banking subsidiary FirstBank. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns; thus, losses of one entity cannot offset income of another entity.

CREDIT QUALITY

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Non-performing loans held for investment:
Residential mortgage	$333,043	$341,188	$338,208	$364,561	$380,165
Commercial mortgage	239,881	244,391	240,414	188,326	196,037
Commercial and Industrial	255,253	263,604	270,171	315,360	309,888
Construction	202,133	231,071	250,022	270,411	280,286
Consumer and Finance leases	35,378	39,159	39,547	45,031	42,065

Total non-performing loans held for investment	1,065,688	1,119,413	1,138,362	1,183,689	1,208,441

REO	167,341	135,905	114,292	109,514	96,618
Other repossessed property	10,601	12,494	15,392	14,397	14,884
Other assets (1)	64,543	64,543	64,543	64,543	64,543

Total non-performing assets, excluding loans held for sale	$1,308,173	$1,332,355	$1,332,589	$1,372,143	$1,384,486

Non-performing loans held for sale	—	—	4,764	5,107	5,087

Total non-performing assets, including loans held for sale (2)	$1,308,173	$1,332,355	$1,337,353	$1,377,250	$1,389,573

Past due loans 90 days and still accruing	$120,585	$133,191	$130,816	$156,775	$156,919
Non-performing loans held for investment to total loans held for investment	10.35%	10.87%	10.78%	11.13%	11.23%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	10.13%	10.18%	10.15%	10.19%	9.81%
Non-performing assets to total assets	10.13%	10.18%	10.19%	10.22%	9.85%

(1)	Collateral pledged with Lehman Brothers Special Financing, Inc.
(2)	Amount excludes purchased credit impaired loans with a fair value of approximately $15.1 million acquired as part of the credit card portfolio acquired from FIA.

Credit quality continued to improve at a slow but steady pace in the second quarter of 2012. Total non-performing loans decreased by $53.7 million led by foreclosures, charge-offs and a decrease in the inflows of non-performing loans. Total non-performing assets, which include repossessed assets, decreased by $24.2 million, or 2%. New non-performing loans inflows of $102.5 million, decreased by $18.5 million, or 15%, compared to inflows of $121.0 million in the prior quarter. Total delinquencies, which include all loans 30 days or more past due and non-accrual loans decreased by $62.6 million and the level of adversely classified commercial and construction loans decreased by $109.3 million, or 9% compared to the prior quarter. The initial fair value of purchased credit-impaired (PCI) loans includes an estimate of credit losses expected to be realized over the remaining lives, therefore, PCI loans with a fair value of approximately $15.1 million acquired as part of the credit card portfolio acquired from FIA are excluded from delinquency and non-performing loan statistics. The net charge-off activity showed an increase of $5.5 million mainly reflecting a higher inventory of residential real estate properties subject to updated appraisals.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.07 billion at June 30, 2012, which represented 10.35% of total loans held for investment. This represents a decrease of $53.7 million, or 5%, from $1.12 billion, or 10.87% of total loans held for investment at March 31, 2012.

Non-performing construction loans decreased by $28.9 million, or 13%, from the end of the first quarter of 2012, mainly due to the transfer to REO of properties acquired in foreclosure aggregating $19.1 million. Construction

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 8 of 30

loans net charge-offs of $15.2 million in the second quarter also contributed to the decrease in non-performing construction loans. The inflows of non-performing construction loans decreased by $1.96 million from $10.7 million for the first quarter of 2012 to $8.8 million in the second quarter of 2012.

Non-performing C&I loans decreased by $8.4 million, or 3%, on a sequential quarter basis, reflecting primarily foreclosures of approximately $11.1 million, net charge-offs of $8.4 million, borrowers’ payments and payoffs of $5.3 million and loans brought current. The decrease was primarily associated with loans in Puerto Rico. Total inflows of non-performing C&I loans remained stable with a slight increase of $0.7 million from $19.9 million for the first quarter of 2012 to $20.6 million for the second quarter of 2012.

Non-performing residential mortgage loans decreased by $8.1 million, or 2%, from March 31, 2012. The decrease includes approximately $20.8 million of loans with cured delinquencies and also reflects reductions due to foreclosures of $14.6 million and the restoration to accrual status of modified loans that successfully completed a trial performance period aggregating to approximately $10 million. Borrowers’ payments, payoffs and charge-offs also contributed to the decrease. The decrease was primarily concentrated in Puerto Rico. The level of inflows of non-performing residential mortgage loans decreased by 18% from $57.3 million for the first quarter of 2012 to $46.9 million in the second quarter. Approximately $219.6 million, or 66% of total non-performing residential mortgage loans, have been written down to their net realizable value.

Non-performing commercial mortgage loans decreased by $4.5 million, or 2%, from the end of the first quarter of 2012, primarily reflecting both net charge-off activity of $6.3 million and foreclosures of $6.6 million. Most of the decrease was in the United States and the Virgin Islands. Total inflows of non-performing commercial mortgage loans declined 30% from $18.7 million for the first quarter of 2012 to $13.9 million for the second quarter of 2012.

The levels of non-performing consumer loans, including finance leases, showed a $3.8 million decrease during the second quarter of 2012. The decrease was mainly related to a reduction in the boat financing category reflecting both repossessions and borrowers’ payments. The inflows of non-performing consumer loans declined 9% from $14.3 million for the first quarter of 2012 to $13.0 million for the second quarter of 2012.

As of June 30, 2012, approximately $281.8 million, or 26%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $31.4 million to $167.3 million, including in-substance foreclosures of two construction projects in Puerto Rico amounting to $16.0 million. We expect to see continued movement of credits in and out of REO as we progress in our loan resolution strategies.

The following table shows the activity during the second quarter of 2012 of the REO portfolio by geographic region and type of property:

(In thousands)	As of June 30, 2012
	Puerto Rico			Virgin Islands			Florida			Consolidated
	Residential	Commercial	Construction	Residential	Commercial	Construction	Residential	Commercial	Construction
Beginning Balance	$54,987	$31,105	$5,360	$6,146	$3,061	$18,056	$4,783	$8,666	$3,741	$135,905
Additions	13,585	16,493	19,075	—	1,183	—	1,049	1,888	—	53,273
Sales	(10,514)	(1,234)	(642)	(166)	—	—	(1,828)	(790)	—	(15,174)
Fair value adjustments	(1,863)	(2,098)	(1,077)	(1,272)	(43)	(304)	(6)	—	—	(6,663)

Ending balance	$56,195	$44,266	$22,716	$4,708	$4,201	$17,752	$3,998	$9,764	$3,741	$167,341

The over 90-day delinquent, but still accruing loans, excluding loans guaranteed by the U.S. Government, decreased during the second quarter of 2012 by $12.1 million to $37.1 million, or 0.36% of total loans held for investment, at June 30, 2012. Loans 30 to 89 days delinquent increased by $3.8 million, to $277.6 million as of June 30, 2012.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 9 of 30

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Allowance for loan and lease losses, beginning of period	$483,943	$493,917	$519,687	$540,878	$561,695

Provision (recovery) for loan and lease losses:
Residential mortgage	16,368	2,336	8,423	17,744	12,845
Commercial mortgage	142	1,578	21,746	13,324	6,062
Commercial and Industrial	2,427	20,158	5,302	10,437	21,486
Construction	(666)	7,716	(1,096)	(2,547)	21,354
Consumer and finance leases	6,613	4,409	7,612	7,488	(2,563)

Total provision for loan and lease losses	24,884	36,197	41,987	46,446	59,184

Loans net charge-offs:
Residential mortgage	(14,211)	(5,731)	(9,077)	(15,816)	(8,937)
Commercial mortgage	(6,271)	(3,594)	(13,555)	(3,309)	(3,150)
Commercial and Industrial	(8,385)	(12,669)	(17,285)	(22,526)	(10,763)
Construction	(15,186)	(15,392)	(19,492)	(16,823)	(47,207)
Consumer and finance leases	(7,621)	(8,785)	(8,348)	(9,163)	(9,944)

Net charge-offs	(51,674)	(46,171)	(67,757)	(67,637)	(80,001)

Allowance for loan and lease losses, end of period	$457,153	$483,943	$493,917	$519,687	$540,878

Allowance for loan and lease losses to period end total loans held for investment	4.44%	4.70%	4.68%	4.89%	5.02%
Net charge-offs (annualized) to average loans outstanding during the period	2.03%	1.78%	2.55%	2.50%	2.91%
Provision for loan and lease losses to net charge-offs during the period	0.48x	0.78x	0.62x	0.69x	0.74x

Provision for Loan and Lease Losses

The provision for loan and lease losses of $24.9 million in the second quarter of 2012 was $11.3 million lower than the provision recorded in the first quarter of 2012. The decrease in the provision was principally related to the C&I and construction loan portfolios, reflecting lower charges to specific reserves for collateral dependent loans, the overall reduction in the size of these portfolios and improved charge-off trends. These variances were partially offset by increases in the provision for residential and consumer loans. It is important to note that, despite the total decrease of $26.8 million in the allowance for loan losses, the reserve coverage for non-performing loans has not changed significantly. The allowance for loan losses to total non-performing loans ratio was 42.90% as of June 30, 2012 compared to 43.23% for the prior quarter.

In Puerto Rico, the Corporation recorded a provision for loan and lease losses of $27.0 million, a decrease of $8.2 million compared to the first quarter of 2012. The decrease was mainly related to reductions of $16.0 million in the provision for C&I loans and $2.3 million in the provision for construction loans due to lower charges to specific reserves for certain collateral dependent loans, the reduction in the size of these portfolios and the improvement in the cumulative charge-off history used for the general reserve determination. Partially offsetting these decreases was an $11.2 million increase in the provision for residential mortgage loans, reflecting higher charge-offs and expected increases in loss severities as the Corporation continues with its strategy to accelerate the disposition of REO properties, and an increase of $0.9 million in the provision for consumer loans mainly related to the increase in the size of the portfolio.

The Corporation recorded a reserve release of $0.5 million in the United States for the second quarter of 2012, compared to a release of $4.8 million for the first quarter of 2012. The decrease was mainly attributable to the release in the previous quarter of a $3.3 million reserve related to a $5.3 million non-performing loan paid-off during the first quarter.

With respect to the Virgin Islands portfolio, the Corporation recorded a reserve release of $1.6 million for the second quarter of 2012 compared to a provision of $5.8 million for the first quarter of 2012. The decrease was driven by lower charges to specific reserves for certain commercial construction projects.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 10 of 30

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of June 30, 2012 and March 31, 2012 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of June 30, 2012

Non-performing loans held for investment charged-off to realizable value	$219,596	$14,763	$31,465	$13,259	$2,722	$281,805
Other non-performing loans held for investment	113,447	225,118	223,788	188,874	32,656	783,883

Total non-performing loans held for investment	$333,043	$239,881	$255,253	$202,133	$35,378	$1,065,688

Allowance to non-performing loans held for investment	20.25%	42.04%	65.04%	33.57%	155.43%	42.90%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	59.45%	44.80%	74.19%	35.93%	168.39%	58.32%

As of March 31, 2012

Non-performing loans held for investment charged-off to realizable value	$222,093	$11,335	$58,205	$41,531	$2,624	$335,788
Other non-performing loans held for investment	119,095	233,056	205,399	189,540	36,535	783,625

Total non-performing loans held for investment	$341,188	$244,391	$263,604	$231,071	$39,159	$1,119,413

Allowance to non-performing loans held for investment	19.13%	43.77%	65.24%	36.23%	142.99%	43.23%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	54.82%	45.90%	83.73%	44.16%	153.26%	61.76%

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 11 of 30

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2012 and March 31, 2012 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of June 30, 2012

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$184,198	$37,042	$14,279	$37,735	$2,804	$276,058

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	415,179	324,259	244,086	152,338	20,574	1,156,436
Allowance for loan and lease losses	49,111	52,591	70,936	34,938	2,284	209,860
Allowance for loan and lease losses to principal balance	11.83%	16.22%	29.06%	22.93%	11.10%	18.15%

Loans with general allowance:
Principal balance of loans	2,164,689	1,117,767	3,479,554	174,861	1,926,750	8,863,621
Allowance for loan and lease losses	18,329	48,255	95,085	32,920	52,704	247,293
Allowance for loan and lease losses to principal balance	0.85%	4.32%	2.73%	18.83%	2.74%	2.79%

Total loans held for investment:
Principal balance of loans	$2,764,066	$1,479,068	$3,737,919	$364,934	$1,950,128	$10,296,115
Allowance for loan and lease losses	67,440	100,846	166,021	67,858	54,988	457,153
Allowance for loan and lease losses to principal balance	2.44%	6.82%	4.44%	18.59%	2.82%	4.44%

As of March 31, 2012

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$185,194	$53,854	$10,356	$37,895	$3,139	$290,438

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	415,457	313,679	251,082	184,704	21,672	1,186,594
Allowance for loan and lease losses	47,105	57,932	67,248	46,796	5,495	224,576
Allowance for loan and lease losses to principal balance	11.34%	18.47%	26.78%	25.34%	25.36%	18.93%

Loans with general allowance:
Principal balance of loans	2,198,573	1,133,213	3,782,495	176,457	1,528,015	8,818,753
Allowance for loan and lease losses	18,178	49,044	104,731	36,914	50,500	259,367
Allowance for loan and lease losses to principal balance	0.83%	4.33%	2.77%	20.92%	3.30%	2.94%

Total loans held for investment:
Principal balance of loans	$2,799,224	$1,500,746	$4,043,933	$399,056	$1,552,826	$10,295,785
Allowance for loan and lease losses	65,283	106,976	171,979	83,710	55,995	483,943
Allowance for loan and lease losses to principal balance	2.33%	7.13%	4.25%	20.98%	3.61%	4.70%

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 12 of 30

Net Charge-Offs

Total net charge-offs for the second quarter of 2012 were $51.7 million, or 2.03% of average loans on an annualized basis, up from $46.2 million, or an annualized 1.78%, for the first quarter of 2012. Approximately 67% of construction and commercial charge-offs recorded in the second quarter were against previously established specific reserves.

Residential mortgage loans net charge-offs in the second quarter of 2012 were $14.2 million, or an annualized 2.04% of related average loans, up from $5.7 million, or an annualized 0.82%, in the prior quarter, mainly reflecting a higher inventory of residential real estate properties subject to updated appraisals.

Commercial mortgage loans net charge-offs in the second quarter of 2012 were $6.3 million, or an annualized 1.68% of related average loans, up from $3.6 million, or an annualized 0.92% of related loans, in the first quarter of 2012. Commercial mortgage loans net charge-offs in the second quarter of 2012 were almost equally spread between Puerto Rico and the United States, mainly related to foreclosures and include three relationships with individual charge-offs in excess of $1 million.

C&I loans net charge-offs in the second quarter of 2012 were $8.4 million, or an annualized 0.88% of related average loans, down from $12.7 million, or an annualized 1.25% of related loans, in the first quarter of 2012. Substantially all of the charge-offs recorded in the second quarter were in Puerto Rico spread through several industries, including $3.6 million on two relationships with individual charge-offs in excess of $1 million, both with previously established adequate reserves.

Construction loans net charge-offs in the second quarter of 2012 were $15.2 million, or an annualized 15.21% of related average loans, down from $15.4 million, or an annualized 14.23% of related loans, in the first quarter of 2012. Construction loans net charge-offs include a $12.8 million charge-off on one project in the Virgin Islands with a previously established adequate reserve.

Net charge-offs on consumer loans and finance leases in the second quarter of 2012 were $7.6 million, or an annualized 1.81% of related average loans, compared to $8.8 million, or an annualized 2.26% of average loans in the first quarter of 2012. This decrease reflected the continued high credit quality of originations and an improved ratio also impacted by a larger portfolio led by the newly acquired credit cards portfolio.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011

Residential mortgage	2.04%	0.82%	1.29%	2.24%	1.24%

Commercial mortgage	1.68%	0.92%	3.44%	0.84%	0.81%

Commercial and Industrial	0.88%	1.25%	1.64%	2.09%	1.01%

Construction	15.21%	14.23%	16.43%	12.78%	28.62%

Consumer and finance leases	1.81%	2.26%	2.13%	2.30%	2.43%

Total loans	2.03%	1.78%	2.55%	2.50%	2.91%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 13 of 30

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	June 30,		March 31,		December 31,	September 30,	June 30,
	2012		2012		2011	2011	2011
PUERTO RICO:

Residential mortgage	2.42%		0.95%		1.15%	2.50%	1.39%

Commercial mortgage	1.18%		0.98%		4.25%	0.99%	0.34%

Commercial and Industrial	0.98%		1.33%		1.72%	2.20%	1.08%

Construction	3.63%		15.78%		19.45%	15.02%	6.90%

Consumer and finance leases	1.73%		2.28%		2.22%	2.33%	2.49%

Total loans	1.58%		1.80%		2.57%	2.62%	1.57%

VIRGIN ISLANDS:

Residential mortgage	0.08%		0.08%		0.27%	0.19%	-0.13	%(3)

Commercial mortgage	0.00%		0.00%		0.00%	0.00%	0.00%

Commercial and Industrial	0.00%		0.03%		0.00%	0.00%	-0.19	%(4)

Construction	42.57%		19.29%		12.92%	9.78%	77.30%

Consumer and finance leases	1.07%		0.90%		0.14%	2.34%	0.75%

Total loans	6.23%		3.22%		2.24%	1.84%	14.59%

FLORIDA:

Residential mortgage	1.91%		0.90%		3.76%	3.27%	2.07%

Commercial mortgage	3.32%		0.93%		1.98%	0.62%	2.00%

Commercial and Industrial	-3.38	%(1)	0.72%		3.34%	2.32%	0.00%

Construction	-0.76	%(2)	-33.52	%(2)	0.92%	6.38%	38.62%

Consumer and finance leases	6.92%		3.59%		1.20%	1.02%	2.85%

Total loans	2.45%		0.00%		2.61%	1.93%	4.38%

(1)	For the second quarter of 2012, recoveries in commercial and industrial loans in Florida exceeded charge-offs.
(2)	For the second and first quarter of 2012, recoveries in construction loans in Florida exceeded charge-offs.
(3)	For the second quarter of 2011, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
(4)	For the second quarter of 2011, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

Balance Sheet

Total assets were approximately $12.9 billion as of June 30, 2012, down $172.0 million from March 31, 2012. Proceeds from loan and, MBS repayments and calls of investment securities were used, in part, to repay high cost borrowings. Total investment securities decreased by $307.8 million mainly due to maturities of $300 million of U.S. agency debt securities and calls of $92 million of Puerto Rico Government Obligations. A portion of the proceeds from calls and maturities of investment securities had not been reinvested at the end of the second quarter and was maintained as excess liquidity. The balance of cash and cash equivalents increased by $140.7 million. Total loans, net of the allowance for loan and lease losses, increased by $43.2 million, led by the aforementioned purchase of a $406 million credit card portfolio and an increase in the volume of loan originations, which was partially offset by significant repayments of commercial loans, charge-offs and foreclosures. The Corporation reduced its portfolio of loans granted to government entities by approximately $216 million during the second quarter. The credit card portfolio acquired during the second quarter of 2012 was recorded at an initial fair value of approximately $369 million, and the Corporation recognized a purchased credit card relationship intangible asset of $24.4 million.

The Corporation is experiencing continued loan demand and has continued with its targeted origination strategy. During the second quarter of 2012, total loan originations, including refinancings and draws from existing commitments, amounted to approximately $837.7 million, up from $569.3 million in loan originations in the previous quarter, reflecting increases in residential mortgage, consumer and C&I loan originations. Originations and purchases of residential mortgage loans amounted to $193.6 million in the second quarter, an increase of $31.7 million, or 20%, compared to the first quarter of 2012. Originations of auto loans (including finance leases)

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 14 of 30

amounted to $146.0 million for the second quarter of 2012 compared to $116.8 million for the first quarter of 2012 and other personal loan originations amounted to $91.0 million, an increase of $47.5 million compared to the prior quarter driven by credit cards utilization activity of approximately $34 million. C&I loan originations amounted to $380.9 million, an increase of $151.2 million compared to the prior quarter.

As of June 30, 2012, liabilities totaled $11.5 billion, a decrease of approximately $187.9 million from March 31, 2012. The decline in total liabilities is mainly attributable to a decrease of $155.8 million in brokered CDs. Approximately $577.5 million of brokered CDs with an average cost of 1.93% matured during the second quarter. Approximately $433.4 million of the matured brokered CDs were renewed at an average cost of 0.96%. In addition, the Corporation repaid $20 million of maturing Federal Home Loan Bank advances and $100 million of a matured repurchase agreement and prepaid a $15.4 million medium-term note. The Corporation continued to grow its core deposit base and reduce its reliance on brokered CDs. Core savings accounts (including money market accounts) reflected an increase of $30.5 million, retail CDs increased by $16.6 million and commercial and individual demand deposits increased by $14.1 million since the end of the previous quarter.

The Corporation’s total stockholders’ equity amounted to $1.45 billion as of June 30, 2012, an increase of $15.9 million from March 31, 2012, driven by internal capital generation including net income of $9.4 million and an increase of $6.4 million in other comprehensive income due to higher unrealized gains on available for sale securities.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of June 30, 2012 of 17.30%, 15.98% and 12.51%, respectively, were down from total capital and Tier 1 capital of 17.36% and 16.04%, respectively, and up from leverage of 12.31% at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of June 30, 2012 of its banking subsidiary, FirstBank Puerto Rico, of 16.80%, 15.48% and 12.13%, respectively, were down from total capital and Tier 1 capital of 16.83% and 15.50%, respectively, and up from leverage of 11.91% at the end of the prior quarter. The decrease in total and Tier 1 capital ratios was driven by an increase in risk-weighted assets mainly associated with the acquisition of the credit card portfolio that carried a 100% risk weighting, while most of the commercial loans with government entities that were repaid carried a lower risk-weighting. This was offset, in part, by the internal generation of capital in the second quarter. The increase in the leverage ratio was due to the decrease in average total assets. All of the regulatory capital ratios for the Bank are well above the minimum required under the Consent Order entered into with the Federal Deposit Insurance Corporation (FDIC) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given the Consent Order, however, the Bank cannot be considered to be a well-capitalized institution.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 15 of 30

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 10.29% as of June 30, 2012 from 10.20% as of March 31, 2012 and the Tier 1 common equity to risk-weighted assets ratio as of June 30, 2012 decreased to 13.12% from 13.14% as of March 31, 2012.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
Tangible Equity:
Total equity - GAAP	$1,448,959	$1,433,023	$1,444,144	$986,847	$1,009,578
Preferred equity	(63,047)	(63,047)	(63,047)	(430,498)	(428,703)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(24,342)	—	—	—	—
Core deposit intangible	(10,512)	(11,100)	(11,689)	(12,277)	(12,866)

Tangible common equity	$1,322,960	$1,330,778	$1,341,310	$515,974	$539,911

Tangible Assets:
Total assets - GAAP	$12,913,650	$13,085,623	$13,127,275	$13,475,572	$14,113,973
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(24,342)	—	—	—	—
Core deposit intangible	(10,512)	(11,100)	(11,689)	(12,277)	(12,866)

Tangible assets	$12,850,698	$13,046,425	$13,087,488	$13,435,197	$14,073,009

Common shares outstanding	206,134	206,134	205,134	21,304	21,304

Tangible common equity ratio	10.29%	10.20%	10.25%	3.84%	3.84%
Tangible book value per common share	$6.42	$6.46	$6.54	$24.22	$25.34

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 16 of 30

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011

Tier 1 Common Equity:
Total equity - GAAP	$1,448,959	$1,433,023	$1,444,144	$986,847	$1,009,578
Qualifying preferred stock	(63,047)	(63,047)	(63,047)	(430,498)	(428,703)
Unrealized gain on available-for-sale securities (1)	(26,623)	(20,233)	(19,234)	(13,957)	(12,659)
Disallowed deferred tax asset (2)	(41)	(25)	—	(267)	(272)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(10,512)	(11,100)	(11,689)	(12,277)	(12,866)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	—	(2,434)	(2,009)	(952)	(1,889)
Other disallowed assets	(2,917)	(807)	(922)	(907)	(808)

Tier 1 common equity	$1,317,721	$1,307,279	$1,319,145	$499,890	$524,283

Total risk-weighted assets	$10,046,284	$9,947,559	$10,180,226	$10,432,804	$10,630,162

Tier 1 common equity to risk-weighted assets ratio	13.12%	13.14%	12.96%	4.79%	4.93%

1-	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
2-	Approximately $12 million of the Corporation’s deferred tax assets at June 30, 2012 (March 31, 2012 - $12 million; December 31, 2011 - $13 million; September 30, 2011 - $12 million; June 30, 2011 - $11 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $41k of such assets at June 30, 2012 (March 31, 2012 - $25k; December 31, 2011 - $0; September 30, 2011 - $0.3 million; June 30, 2011 - $0.3 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $7 million of the Corporation’s other net deferred tax liability at June 30, 2012 (March 31, 2012 - $7 million; December 31, 2011 - $8 million; September 30, 2011 - $7 million; June 30, 2011 - $5 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 17 of 30

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Thursday, August 2, 2012, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s website: www.firstbankpr.com or through a dial-in telephone number at (877) 317-6789 or (412) 317–6789. Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary software. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.firstbankpr.com, until August 2, 2013. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time September 3, 2012 at (877) 344-7529 or (412) 317-0088. The conference number is 10016191.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their potential impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the U.S. and in Puerto Rico, including the interest rate environment, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S. and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 18 of 30

require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles and purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles and purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio will be required under Basel III capital standards as proposed. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 19 of 30

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 20 of 30

FIRST BANCORP.

Condensed Consolidated Statements of Financial Condition

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2012	2012	2011
ASSETS

Cash and due from banks	$518,725	$380,065	$206,897

Money market investments:
Federal funds sold	—	1,069	2,603
Time deposits with other financial institutions	1,055	955	955
Other short-term investments	239,123	236,116	236,111

Total money market investments	240,178	238,140	239,669

Investment securities available for sale, at fair value	1,541,525	1,843,484	1,923,268

Other equity securities	32,141	37,951	37,951

Total investment securities	1,573,666	1,881,435	1,961,219

Investment in unconsolidated entities	34,499	36,990	43,401

Loans, net of allowance for loan and lease losses of $457,153 (March 31, 2012 - $483,943; December 31, 2011 - $493,917)	9,838,962	9,811,842	10,065,475
Loans held for sale, at lower of cost or market	60,393	44,352	15,822

Total loans, net	9,899,355	9,856,194	10,081,297

Premises and equipment, net	185,721	189,966	194,942
Other real estate owned	167,341	135,905	114,292
Accrued interest receivable on loans and investments	51,958	47,840	49,957
Other assets	242,207	319,088	235,601

Total assets	$12,913,650	$13,085,623	$13,127,275

LIABILITIES

Deposits:
Non-interest-bearing deposits	$776,947	$761,744	$705,789
Interest-bearing deposits	9,123,226	9,146,500	9,201,965

Total deposits	9,900,173	9,908,244	9,907,754

Securities sold under agreements to repurchase	900,000	1,000,000	1,000,000
Advances from the Federal Home Loan Bank (FHLB)	333,440	353,440	367,440
Notes payable	—	16,016	23,342
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	99,119	142,941	152,636

Total liabilities	11,464,691	11,652,600	11,683,131

STOCKHOLDERS’ EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 206,629,311 (March 31, 2012 - 206,629,311 shares issued; December 31, 2011 - 205,794,024 shares issued)	20,663	20,663	20,579
Less: Treasury stock (at par value)	(49)	(49)	(66)

Common stock outstanding, 206,134,458 shares outstanding (March 31, 2012 - 206,134,458 shares outstanding; December 31, 2011 - 205,134,171 shares outstanding)	20,614	20,614	20,513

Additional paid-in capital	885,130	884,938	884,002
Retained earnings	453,558	444,202	457,384
Accumulated other comprehensive income	26,610	20,222	19,198

Total stockholders’ equity	1,448,959	1,433,023	1,444,144

Total liabilities and stockholders’ equity	$12,913,650	$13,085,623	$13,127,275

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 21 of 30

FIRST BANCORP.

Condensed Consolidated Statements of Income (Loss)

	Quarter Ended			Six-Month Period Ended
(In thousands, except per share information)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net interest income:
Interest income	$153,652	$152,107	$163,418	$305,759	$344,321
Interest expense	44,947	50,241	68,983	95,188	143,607

Net interest income	108,705	101,866	94,435	210,571	200,714
Provision for loan and lease losses	24,884	36,197	59,184	61,081	147,916

Net interest income after provision for loan and lease losses	83,821	65,669	35,251	149,490	52,798

Non-interest income:
Other service charges	1,226	1,519	1,456	2,745	3,174
Service charges on deposit accounts	3,240	3,247	3,054	6,487	6,386
Mortgage banking activities	4,057	4,475	9,336	8,532	15,927
Net (loss) gain on investments and impairments	(143)	(1,207)	21,342	(1,350)	40,683
Loss on early extinguishment of borrowings	—	—	(1,823)	—	(1,823)
Equity in losses of unconsolidated entities	(2,491)	(6,236)	(1,536)	(8,727)	(1,536)
Other non-interest income	8,133	6,677	7,033	14,810	16,536

Total non-interest income	14,022	8,475	38,862	22,497	79,347

Non-interest expenses:
Employees’ compensation and benefits	31,101	31,611	29,407	62,712	59,846
Occupancy and equipment	15,181	15,676	15,603	30,857	30,853
Business promotion	3,475	2,547	3,628	6,022	6,292
Professional fees	5,322	5,179	6,072	10,501	11,209
Taxes, other than income taxes	3,435	3,416	3,278	6,851	6,533
Insurance and supervisory fees	13,302	13,008	14,404	26,310	29,581
Net loss on real estate owned (REO) operations	6,786	3,443	5,971	10,229	11,471
Other non-interest expenses	8,340	10,313	8,068	18,653	13,512

Total non-interest expenses	86,942	85,193	86,431	172,135	169,297

Income (loss) before income taxes	10,901	(11,049)	(12,318)	(148)	(37,152)
Income tax expense	(1,545)	(2,133)	(2,606)	(3,678)	(6,192)

Net income (loss)	$9,356	$(13,182)	$(14,924)	$(3,826)	$(43,344)

Net income (loss) attributable to common stockholders	$9,356	$(13,182)	$(22,205)	$(3,826)	$(57,642)

Earnings (loss) per common share:
Basic	$0.05	$(0.06)	$(1.04)	$(0.02)	$(2.71)

Diluted	$0.05	$(0.06)	$(1.04)	$(0.02)	$(2.71)

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 22 of 30

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common shares trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

###

First BanCorp.

John B. Pelling III

Investor Relations Officer

john.pelling@firstbankpr.com

(305) 577-6000 Ext. 162

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 23 of 30

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended			Six-Month Period Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Condensed Income Statements:
Total interest income	$153,652	$152,107	$163,418	$305,759	$344,321
Total interest expense	44,947	50,241	68,983	95,188	143,607
Net interest income	108,705	101,866	94,435	210,571	200,714
Provision for loan and lease losses	24,884	36,197	59,184	61,081	147,916
Non-interest income	14,022	8,475	38,862	22,497	79,347
Non-interest expenses	86,942	85,193	86,431	172,135	169,297
Income (loss) before income taxes	10,901	(11,049)	(12,318)	(148)	(37,152)
Income tax expense	(1,545)	(2,133)	(2,606)	(3,678)	(6,192)
Net income (loss)	9,356	(13,182)	(14,924)	(3,826)	(43,344)
Net income (loss) attributable to common stockholders - basic	9,356	(13,182)	(22,205)	(3,826)	(57,642)
Net income (loss) attributable to common stockholders - diluted	9,356	(13,182)	(22,205)	(3,826)	(57,642)

Per Common Share Results:
Net earnings (loss) per share basic	$0.05	$(0.06)	$(1.04)	$(0.02)	$(2.71)
Net earnings (loss) per share diluted	$0.05	$(0.06)	$(1.04)	$(0.02)	$(2.71)
Cash dividends declared	$—	$—	$—	$—	$—
Average shares outstanding	205,415	205,217	21,303	205,316	21,303
Average shares outstanding diluted	205,952	205,217	21,303	205,316	21,303
Book value per common share	$6.72	$6.65	$27.27	$6.72	$27.27
Tangible book value per common share (1)	$6.42	$6.46	$25.34	$6.42	$25.34

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.29	(0.41)	(0.41)	(0.06)	(0.58)
Interest Rate Spread (2)	3.21	2.95	2.42	3.08	2.53
Net Interest Margin (2)	3.50	3.25	2.68	3.37	2.79
Return on Average Total Equity	2.62	(3.67)	(5.81)	(0.53)	(8.45)
Return on Average Common Equity	2.74	(3.84)	(14.77)	(0.56)	(19.11)
Average Total Equity to Average Total Assets	11.14	11.09	7.01	11.12	6.88
Total capital	17.30	17.36	12.40	17.30	12.40
Tier 1 capital	15.98	16.04	11.08	15.98	11.08
Leverage	12.51	12.31	8.04	12.51	8.04
Tangible common equity ratio (1)	10.29	10.20	3.84	10.29	3.84
Tier 1 common equity to risk-weight assets (1)	13.12	13.14	4.93	13.12	4.93
Dividend payout ratio	—	—	—	—	—
Efficiency ratio (3)	70.84	77.21	64.84	73.86	60.45

Asset Quality:
Allowance for loan and lease losses to loans held for investment	4.44	4.70	5.02	4.44	5.02
Net charge-offs (annualized) to average loans	2.03	1.78	2.91	1.90	2.82
Provision for loan and lease losses to net charge-offs	48.16	78.40	73.98	62.43	92.41
Non-performing assets to total assets	10.13	10.18	9.85	10.13	9.85
Non-performing loans held for investment to total loans held for investment	10.35	10.87	11.23	10.35	11.23
Allowance to total non-performing loans held for investment	42.90	43.23	44.76	42.90	44.76
Allowance to total non-performing loans held for investment excluding residential real estate loans	62.40	62.19	65.30	62.40	65.30

Other Information:
Common Stock Price: End of period	$3.96	$4.40	$4.31	$3.96	$4.31

1-	Non-GAAP measure. See pages 15-16 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis. See page 4 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 24 of 30

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
Quarter ended	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	March 31, 2012	June 30, 2011

Interest-earning assets:
Money market & other short-term investments	$656,642	$502,182	$558,388	$456	$369	$400	0.28%	0.30%	0.29%
Government obligations (2)	675,729	956,338	1,829,696	3,091	4,078	6,214	1.84%	1.72%	1.36%
Mortgage-backed securities	1,082,175	899,370	1,114,221	8,366	7,435	10,560	3.11%	3.32%	3.80%
Corporate bonds	1,876	2,000	2,000	31	29	29	6.65%	5.83%	5.82%
FHLB stock	32,399	36,651	45,061	353	401	452	4.38%	4.40%	4.02%
Equity securities	1,377	1,377	1,377	—	—	—	0.00%	0.00%	0.00%

Total investments (3)	2,450,198	2,397,918	3,550,743	12,297	12,312	17,655	2.02%	2.07%	1.99%

Residential mortgage loans	2,784,364	2,790,723	2,890,228	36,822	38,740	40,171	5.32%	5.58%	5.57%
Construction loans	399,394	432,550	659,887	2,556	2,659	4,268	2.57%	2.47%	2.59%
C&I and commercial mortgage loans	5,315,831	5,611,554	5,811,917	54,321	56,643	58,921	4.11%	4.06%	4.07%
Finance leases	239,943	243,344	267,816	5,226	5,312	5,570	8.76%	8.78%	8.34%
Consumer loans	1,443,697	1,311,075	1,367,447	44,097	37,850	39,522	12.28%	11.61%	11.59%

Total loans (4) (5)	10,183,229	10,389,246	10,997,295	143,022	141,204	148,452	5.65%	5.47%	5.41%

Total interest-earning assets	$12,633,427	$12,787,164	$14,548,038	$155,319	$153,516	$166,107	4.94%	4.83%	4.58%

Interest-bearing liabilities:
Brokered CDs	$3,473,457	$3,636,596	$5,550,750	$17,803	$19,733	$29,696	2.06%	2.18%	2.15%
Other interest-bearing deposits	5,587,225	5,473,194	5,172,845	15,686	17,001	19,828	1.13%	1.25%	1.54%
Other borrowed funds	1,171,833	1,251,580	1,592,538	8,969	10,217	15,262	3.08%	3.28%	3.84%
FHLB advances	344,539	363,792	493,242	3,028	3,241	4,220	3.53%	3.58%	3.43%

Total interest-bearing liabilities (6)	$10,577,054	$10,725,162	$12,809,375	$45,486	$50,192	$69,006	1.73%	1.88%	2.16%

Net interest income				$109,833	$103,324	$97,101

Interest rate spread							3.21%	2.95%	2.42%
Net interest margin							3.50%	3.25%	2.68%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (30% for 2012; 30% for the Corporation’s subsidiaries other than International Banking Entities (IBEs) and 25% for the Corporation’s IBEs in 2011) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.
2-	Government obligations include debt issued by government sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of total non-performing loans.
5-	Interest income on loans includes $2.9 million, $2.4 million and $2.5 million for the quarters ended June 30, 2012, March 31, 2012 and June 30, 2011, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.
6-	Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 25 of 30

Table 3 – Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
Six-Month Period Ended	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Interest-earning assets:
Money market & other short-term investments	$579,412	$523,431	$825	$709	0.29%	0.27%
Government obligations (2)	816,034	1,588,216	7,169	12,403	1.77%	1.57%
Mortgage-backed securities	990,772	1,406,078	15,801	27,565	3.21%	3.95%
Corporate bonds	1,937	2,000	60	58	6.23%	5.85%
FHLB stock	34,525	48,179	754	1,165	4.39%	4.88%
Equity securities	1,377	1,377	—	1	0.00%	0.15%

Total investments (3)	2,424,057	3,569,281	24,609	41,901	2.04%	2.37%

Residential mortgage loans	2,787,543	3,075,475	75,562	88,015	5.45%	5.77%
Construction loans	415,972	735,290	5,215	10,645	2.52%	2.92%
C&I and commercial mortgage loans	5,463,693	5,859,558	110,964	117,112	4.08%	4.03%
Finance leases	241,643	273,199	10,538	11,264	8.77%	8.31%
Consumer loans	1,377,387	1,389,570	81,947	80,042	11.96%	11.62%

Total loans (4) (5)	10,286,238	11,333,092	284,226	307,078	5.56%	5.46%

Total interest-earning assets	$12,710,295	$14,902,373	$308,835	$348,979	4.89%	4.72%

Interest-bearing liabilities:
Brokered CDs	$3,555,026	$5,783,610	$37,536	$62,465	2.12%	2.18%
Other interest-bearing deposits	5,530,210	5,205,321	32,687	41,118	1.19%	1.59%
Other borrowed funds	1,211,706	1,626,460	19,186	30,484	3.18%	3.78%
FHLB advances	354,165	534,755	6,269	8,965	3.56%	3.38%

Total interest-bearing liabilities (6)	$10,651,107	$13,150,146	$95,678	$143,032	1.81%	2.19%

Net interest income			$213,157	$205,947

Interest rate spread					3.08%	2.53%
Net interest margin					3.37%	2.79%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (30% for 2012; 30% for the Corporation’s subsidiaries other than IBEs and 25% for the Corporation’s IBEs in 2011) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.
2-	Government obligations include debt issued by government sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of total non-performing loans.
5-	Interest income on loans includes $5.3 million and $4.7 million for the six-month periods ended June 30, 2012 and 2011, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.
6-	Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 26 of 30

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
(In thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Other service charges	$1,226	$1,519	$1,456	$2,745	$3,174
Service charges on deposit accounts	3,240	3,247	3,054	6,487	6,386
Mortgage banking activities	4,057	4,475	9,336	8,532	15,927
Insurance income	1,312	1,480	1,063	2,792	2,396
Broker-dealer income	1,347	1,263	783	2,610	831
Other operating income	5,474	3,934	5,187	9,408	13,309

Non-interest income before net gain on investments, loss on early extinguishment of borrowings and equity in losses of unconsolidated entities	16,656	15,918	20,879	32,574	42,023

Proceeds from securities litigation settlement and other proceeds	—	26	—	26	679
Net gain on sale of investments	—	—	21,949	—	40,611
OTTI on debt securities	(143)	(1,233)	(607)	(1,376)	(607)

Net (loss) gain on investments	(143)	(1,207)	21,342	(1,350)	40,683

Loss on early extinguishment of borrowings	—	—	(1,823)	—	(1,823)

Equity in losses of unconsolidated entities	(2,491)	(6,236)	(1,536)	(8,727)	(1,536)

	$14,022	$8,475	$38,862	$22,497	$79,347

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
(In thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Employees’ compensation and benefits	$31,101	$31,611	$29,407	$62,712	$59,846
Occupancy and equipment	15,181	15,676	15,603	30,857	30,853
Deposit insurance premium	11,982	11,987	14,125	23,969	27,590
Other taxes, insurance and supervisory fees	4,755	4,437	3,557	9,192	8,524
Professional fees	5,322	5,179	6,072	10,501	11,209
Servicing and processing fees	3,017	2,160	2,151	5,177	4,362
Business promotion	3,475	2,547	3,628	6,022	6,292
Communications	1,758	1,721	1,864	3,479	3,742
Net loss on REO operations	6,786	3,443	5,971	10,229	11,471
Other	3,565	6,432	4,053	9,997	5,408

Total	$86,942	$85,193	$86,431	$172,135	$169,297

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 27 of 30

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30, 2012	March 31, 2012	December 31, 2011
Balance Sheet Data:
Loans, including loans held for sale	$10,356,508	$10,340,137	$10,575,214
Allowance for loan and lease losses	457,153	483,943	493,917
Money market and investment securities	1,813,844	2,119,575	2,200,888
Intangible assets	62,952	39,198	39,787
Deferred tax asset, net	4,664	4,945	5,442
Total assets	12,913,650	13,085,623	13,127,275
Deposits	9,900,173	9,908,244	9,907,754
Borrowings	1,465,399	1,601,415	1,622,741
Total preferred equity	63,047	63,047	63,047
Total common equity	1,359,302	1,349,754	1,361,899
Accumulated other comprehensive income, net of tax	26,610	20,222	19,198
Total equity	1,448,959	1,433,023	1,444,144

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	June 30, 2012	March 31, 2012	December 31, 2011

Residential mortgage loans	$2,764,066	$2,799,224	$2,873,785

Commercial loans:
Construction loans	364,934	399,056	427,863
Commercial mortgage loans	1,479,068	1,500,746	1,565,411
Commercial and Industrial loans	3,475,356	3,774,913	3,856,695
Loans to local financial institutions collateralized by real estate mortgages	262,563	269,020	273,821

Commercial loans	5,581,921	5,943,735	6,123,790

Finance leases	240,589	242,228	247,003

Consumer loans	1,709,539	1,310,598	1,314,814

Loans held for investment	10,296,115	10,295,785	10,559,392
Loans held for sale	60,393	44,352	15,822

Total loans	$10,356,508	$10,340,137	$10,575,214

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 28 of 30

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2012
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,101,423	$388,811	$273,832	$2,764,066

Commercial loans:
Construction loans	234,114	107,943	22,877	364,934
Commercial mortgage loans	1,041,024	63,042	375,002	1,479,068
Commercial and Industrial loans	3,234,421	203,211	37,724	3,475,356
Loans to a local financial institution collateralized by real estate mortgages	262,563	—	—	262,563

Commercial loans	4,772,122	374,196	435,603	5,581,921

Finance leases	240,589	—	—	240,589

Consumer loans	1,623,208	53,776	32,555	1,709,539

Loans held for investment	8,737,342	816,783	741,990	10,296,115

Loans held for sale	56,616	3,777	—	60,393

Total loans	$8,793,958	$820,560	$741,990	$10,356,508

Table 9 – Non-Performing Assets

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011
Non-performing loans held for investment:
Residential mortgage	$333,043	$341,188	$338,208
Commercial mortgage	239,881	244,391	240,414
Commercial and Industrial	255,253	263,604	270,171
Construction	202,133	231,071	250,022
Consumer and Finance leases	35,378	39,159	39,547

Total non-performing loans held for investment	1,065,688	1,119,413	1,138,362

REO	167,341	135,905	114,292
Other repossessed property	10,601	12,494	15,392
Other Assets (1)	64,543	64,543	64,543

Total non-performing assets, excluding loans held for sale	$1,308,173	$1,332,355	$1,332,589

Non-performing loans held for sale	—	—	4,764

Total non-performing assets, including loans held for sale (2)	$1,308,173	$1,332,355	$1,337,353

Past due loans 90 days and still accruing	$120,585	$133,191	$130,816
Allowance for loan and lease losses	$457,153	$483,943	$493,917
Allowance to total non-performing loans held for investment	42.90%	43.23%	43.39%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	62.40%	62.19%	61.73%

(1)	Collateral pledged to Lehman Brothers Special Financing, Inc.
(2)	Amount excludes purchased credit impaired loans with a fair value of approximately $15.1 million acquired as part of the credit card portfolio acquired from FIA.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 29 of 30

Table 10 – Non-Performing Assets by Geography

(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$296,496	$305,955	$297,595
Commercial mortgage	176,572	172,825	170,949
Commercial and Industrial	242,144	252,345	261,189
Construction	115,958	137,078	137,478
Finance leases	2,829	3,387	3,485
Consumer	29,879	33,686	34,888

Total non-performing loans held for investment	863,878	905,276	905,584

REO	123,178	91,452	85,788
Other repossessed property	10,530	12,415	15,283
Investment securities	64,543	64,543	64,543

Total non-performing assets, excluding loans held for sale	$1,062,129	$1,073,686	$1,071,198
Non-performing loans held for sale	—	—	4,764

Total non-performing assets, including loans held for sale (1)	$1,062,129	$1,073,686	$1,075,962

Past due loans 90 days and still accruing	$117,936	$124,940	$118,888

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$14,454	$11,731	$11,470
Commercial mortgage	11,716	14,991	12,851
Commercial and Industrial	11,909	9,631	7,276
Construction	79,794	87,555	110,594
Consumer	830	489	518

Total non-performing loans held for investment	118,703	124,397	142,709

REO	26,661	27,263	7,200
Other repossessed property	58	36	67

Total non-performing assets, excluding loans held for sale	$145,422	$151,696	$149,976
Non-performing loans held for sale	—	—	—

Total non-performing assets, including loans held for sale	$145,422	$151,696	$149,976

Past due loans 90 days and still accruing	$2,649	$8,251	$11,204

Florida:
Non-performing loans held for investment:
Residential mortgage	$22,093	$23,502	$29,143
Commercial mortgage	51,593	56,575	56,614
Commercial and Industrial	1,200	1,628	1,706
Construction	6,381	6,438	1,950
Consumer	1,840	1,597	656

Total non-performing loans held for investment	83,107	89,740	90,069

REO	17,502	17,190	21,304
Other repossessed property	13	43	42

Total non-performing assets, excluding loans held for sale	$100,622	$106,973	$111,415
Non-performing loans held for sale	—	—	—

Total non-performing assets, including loans held for sale	$100,622	$106,973	$111,415

Past due loans 90 days and still accruing	$—	$—	$724

(1)	Amount excludes purchased credit impaired loans with a fair value of approximately $15.1 million acquired as part of the credit card portfolio acquired from FIA.

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2012 – Page 30 of 30

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Allowance for loan and lease losses, beginning of period	$483,943	$493,917	$561,695	$493,917	$553,025

Provision (recovery) for loan and lease losses:
Residential mortgage	16,368	2,336	12,845	18,704	19,172
Commercial mortgage	142	1,578	6,062	1,720	19,443
Commercial and Industrial	2,427	20,158	21,486	22,585	62,972
Construction	(666)	7,716	21,354	7,050	43,817
Consumer and finance leases	6,613	4,409	(2,563)	11,022	2,512

Total provision for loan and lease losses	24,884	36,197	59,184	61,081	147,916

Loans net charge-offs:
Residential mortgage	(14,211)	(5,731)	(8,937)	(19,942)	(14,098)
Commercial mortgage	(6,271)	(3,594)	(3,150)	(9,865)	(34,254)
Commercial and Industrial	(8,385)	(12,669)	(10,763)	(21,054)	(27,051)
Construction	(15,186)	(15,392)	(47,207)	(30,578)	(64,445)
Consumer and finance leases	(7,621)	(8,785)	(9,944)	(16,406)	(20,215)

Net charge-offs	(51,674)	(46,171)	(80,001)	(97,845)	(160,063)

Allowance for loan and lease losses, end of period	$457,153	$483,943	$540,878	$457,153	$540,878

Allowance for loan and lease losses to period end total loans held for investment	4.44%	4.70%	5.02%	4.44%	5.02%
Net charge-offs (annualized) to average loans outstanding during the period	2.03%	1.78%	2.91%	1.90%	2.82%
Provision for loan and lease losses to net charge-offs during the period	0.48x	0.78x	0.74x	0.62x	0.92x

Table 12 – Net Charge-Offs to Average Loans

	Six-month period ended	Year ended
	June 30, 2012	December 31, 2011	December 31, 2010		December 31, 2009	December 31, 2008

Residential mortgage	1.43%	1.32%	1.80	%(1)	0.82%	0.19%

Commercial mortgage	1.29%	3.21%	5.02	%(2)	1.64%	0.27%

Commercial and Industrial	1.07%	1.57%	2.16	%(3)	0.72%	0.59%

Construction	14.70%	16.33%	23.80	%(4)	11.54%	0.52%

Consumer and finance leases	2.03%	2.33%	2.98%		3.05%	3.19%

Total loans	1.90%	2.68%	4.76	%(5)	2.48%	0.87%

(1)	Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2)	Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.
(3)	Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.
(4)	Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.
(5)	Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

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